Exhibit 21

LIST OF SUBSIDIARIES
Name	Jurisdiction

Inter Parfums Holdings, S.A.	France
Inter Parfums, S.A.	France
Inter Parfums Grand Public, S.A	France
Inter Parfums Trademark, S.A	France
Jean Philippe Fragrances, LLC	New York
Inter Parfums USA, LLC	New York
Nickel, S.A.	France
Nickel USA, Inc.	Delaware